Exhibit 99.1

NEWS RELEASE

For Release:	Immediately

Contact:	Frank H. Boykin, Chief Financial Officer

MOHAWK INDUSTRIES, INC. ANNOUNCES

SECOND QUARTER EARNINGS

Calhoun, Georgia, July 21, 2008—Mohawk Industries, Inc. (NYSE:MHK) today announced 2008 second quarter net earnings of $89 million and diluted earnings per share (EPS) of $1.29 (both 23% below last year). In the second quarter of 2007, net earnings and EPS were $115 million and $1.68 per share, respectively. Net sales for the quarter were $1,840 million, a decrease of 7% from 2007. The company generated cash flow from operations of $267 million. In addition, $183 million of debt was paid down improving the company’s debt to capital ratio to 30%.

For the first six months of 2008, net earnings were $154 million and EPS was $2.25 (both 25% below last year). Net earnings and EPS were $206 million and $3.01 per share, respectively, in the first six months of 2007. Net sales for the first six months of 2008 were $3,578 million representing a 7% decrease from 2007. The sales decreases for both the quarter and the year to date are attributable to slowing U.S. residential housing and European demand.

In commenting on the second quarter results, Jeffery S. Lorberbaum, Chairman and CEO stated, “Our results for the second quarter were impacted by the slowing economies in the U.S. and Europe and rapidly increasing commodity costs. Declining new U.S. home construction and residential remodeling, slowing European demand and rising raw material and energy costs have contributed to the flooring industry cyclical decline. The rapidly increasing costs are impacting our margins even as we raise selling prices to offset these costs.

Our management team remains focused on improving our market position, increasing quality, introducing innovative products and providing excellent customer service. The team is relentlessly pursuing cost control, working capital management, and process improvement to manage the cycle. We believe these efforts will better position our company for growth when the market improves.

The Mohawk segment performance is under pressure with sales declining 13% below last year. The commercial and rug products are performing better while the hard surface and the cushion products are declining more than residential carpet. Higher energy, raw material and freight costs are causing dramatic cost inflation. We have announced three carpet price increases since December to offset rising costs. We are increasing our commercial carpet tile offering with new value, performance and stylized options in our brands. We have re-engineered processes and improved manufacturing productivity, quality and yields.

Dal-Tile sales are down 5% during the quarter and are doing well in a very difficult environment. Commercial and Mexican sales growth continue to buffer the impact of the declining U.S. residential industry. In July, we purchased a stone center in North Carolina to continue expanding our national presence. The major factors affecting margins are rapidly rising energy and freight costs along with customers trading down. In the second quarter we have increased product prices and energy surcharges to offset rising costs and more may be required in the future. Many cost initiatives are being executed to improve labor productivity, control expenses and reduce energy consumption. Freight costs are being reduced by utilizing lower cost transportation modes, increasing weight per load and making more direct shipments.

Unilin sales were up 13% over last year and down 7% on a constant exchange rate basis excluding the Columbia acquisition. Sales declines were experienced in the U.S. and much of Western Europe, with Russia and Eastern Europe growing. Sales in the U.K. and Spain were most impacted by the slowing European industry. Oil based material and energy inflation continues to increase the cost of most products. A 5% - 6% price increase has been announced for the U.S. laminate business during the third quarter. The new laminate production in the U.S. will be operating in the third quarter and will reduce our costs on higher end products presently imported from Europe. We have many cost initiatives to reduce energy consumption, modify processes and lower material cost.

The wood operations continue to operate at a loss. New products are being launched in the third quarter to reposition both the Columbia and Mohawk brands in the market. We have made significant improvements in manufacturing processes, reducing labor, improving quality and material yields, but negative overhead absorption is offsetting the progress. We expect our new product strategy will improve our wood sales and product mix.”

The third quarter outlook is challenging given the environment. Slow demand with higher material and energy costs will continue to compress our margins. As a result, we are raising product prices and transportation fees on most products. We will adapt our strategy to the changing environment. Based on these factors our guidance for the third quarter of 2008 is $1.06 to $1.15. We have many focused initiatives under way to reduce cost, minimize working capital, improve service and bring new products to market. We remain convinced Mohawk will be a stronger company as we come out of this cycle.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy costs; timing and level of capital expenditures; integration of acquisitions; rationalization of operations; litigation and other risks identified in Mohawk’s SEC reports and public announcements.

Mohawk is a leading supplier of flooring for both residential and commercial applications. Mohawk offers a complete selection of carpet, ceramic tile, laminate, wood, stone, vinyl, and rugs. These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Ralph Lauren, Lees, Bigelow, Dal-Tile, American Olean, Unilin and Quick Step. Mohawk’s unique merchandising and marketing assist our customers in creating the consumers’ dream. Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.

There will be a conference call Tuesday, July 22, 2008 at 11:00 AM Eastern Time.

The telephone number to call is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local.

Conference ID # 54459485. A conference call replay will also be available until Monday, July 28, 2008 by dialing 1-800-642-1687 for US/local calls and 1-706-645-9291 for International/Local calls and entering

Conference ID # 54459485.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Earnings Data	Three Months Ended		Six Months Ended
(Amounts in thousands, except per share data)	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Net sales	$1,840,045	1,977,210	3,578,142	3,841,073
Cost of sales	1,357,153	1,420,512	2,635,411	2,760,935

Gross profit	482,892	556,698	942,731	1,080,138
Selling, general and administrative expenses	336,829	358,450	672,350	711,313

Operating income	146,063	198,248	270,381	368,825
Interest expense	32,742	39,138	66,509	80,717
Other (income) expense, net	1,650	(2,783)	4,429	1,476
U.S. Customs refund	—	—	—	(9,154)

Earnings before income taxes	111,671	161,893	199,443	295,786
Income taxes	22,893	46,625	45,275	90,140

Net earnings	$88,778	115,268	154,168	205,646

Basic earnings per share	$1.30	1.69	2.25	3.02

Weighted-average shares outstanding	68,403	68,167	68,389	68,037

Diluted earnings per share	$1.29	1.68	2.25	3.01

Weighted-average common and dilutive potential common shares outstanding	68,617	68,533	68,598	68,394

Other Financial Information
(Amounts in thousands)
Net cash provided by operating activities	$266,871	225,685	186,692	314,452

Depreciation & amortization	$75,052	75,382	148,308	149,228

Capital expenditures	$49,839	35,428	105,810	60,384

Consolidated Balance Sheet Data
(Amounts in thousands)			June 28, 2008	June 30, 2007

ASSETS
Current assets:
Cash & cash equivalents			$64,038	57,763
Receivables			982,378	998,023
Inventories			1,250,300	1,229,326
Prepaid expenses			131,218	121,625
Deferred income taxes			138,332	173,252

Total current assets			2,566,266	2,579,989
Property, plant and equipment, net			2,018,813	1,858,282
Goodwill			2,876,724	2,719,724
Intangible assets			1,190,157	1,153,761
Deferred income taxes and other assets			307,572	27,972

			$8,959,532	8,339,728

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt			$290,392	364,114
Accounts payable and accrued expenses			965,743	1,061,157

Total current liabilities			1,256,135	1,425,271
Long-term debt, less current portion			1,896,642	2,137,349
Deferred income taxes and other long-term liabilities			763,858	768,278

Total liabilities			3,916,635	4,330,898

Total stockholders’ equity			5,042,897	4,008,830

			$8,959,532	8,339,728

Segment Information	As of or for the Three Months Ended		As of or for the Six Months Ended
(Amounts in thousands)	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Net sales:
Mohawk	$968,426	1,113,412	1,873,470	2,161,073
Dal-Tile	481,511	505,187	930,562	972,148
Unilin	411,525	363,531	815,280	715,627
Corporate and eliminations	(21,417)	(4,920)	(41,170)	(7,775)

Consolidated net sales	$1,840,045	1,977,210	3,578,142	3,841,073

Operating income:
Mohawk	$34,593	59,730	56,834	108,175
Dal-Tile	58,169	69,353	115,110	133,748
Unilin	60,121	81,737	110,077	142,236
Corporate and eliminations	(6,820)	(12,572)	(11,640)	(15,334)

Consolidated operating income	$146,063	198,248	270,381	368,825

Assets:
Mohawk			$2,400,869	2,474,276
Dal-Tile			2,259,255	2,297,745
Unilin			4,109,314	3,337,870
Corporate and eliminations			190,094	229,837

Consolidated assets			$8,959,532	8,339,728

Reconciliation of Debt to Capital

(Amounts in thousands)				As of June 28, 2008
Outstanding Debt (a)				$2,187,034
Total stockholders’ equity				5,042,897

Total capital (b)				$7,229,931

Debt to capital percentage (a)/(b)				30%

Reconciliation of Operating Income to EBITDA
	Three Months Ended				Trailing Four Quarters Ended June 28, 2008
(Amounts in thousands)	September 29, 2007	December 31, 2007	March 29, 2008	June 28, 2008
EBITDA reconciliation:
Operating income	200,814	180,467	124,318	146,063	651,662
Other (expense)/income	799	3	(2,779)	(1,650)	(3,627)
Depreciation and amortization	75,636	81,573	73,256	75,052	305,517

EBITDA	277,249	262,043	194,795	219,465	(c ) 953,552

Reconciliation of Debt to EBITDA
Debt to EBITDA (a)/(c)				2.3

Reconciliation of Unilin Segment Net Sales to Adjusted Unilin Segment Net Sales
(Amounts in thousands)				Three Months Ended June 28, 2008
Unilin segment net sales				$411,525
Less: Exchange rate gain				41,000

Adjusted Unilin segment net sales				370,525
Less: Wood acquisition net sales				33,863

Adjusted Unilin segment net sales				$336,662

The Company believes it is useful for itself and investors to review, as applicable, both GAAP and the above non-GAAP measures in order to assess the performance of the Company's business for planning and forecasting in subsequent periods.